Exhibit 99.1

LM Funding Announces Agreement with Multi-State Data Hosting Company and

Anticipates Capacity of 504 Petahash in the Fourth Quarter 2022

TAMPA, FL / June 27, 2022 / LM Funding America, Inc. (NASDAQ:LMFA) ("LM Funding" or "LMFA") today announced that it has entered into a hosting and services agreement with a multi-state data hosting company to host up to 4,200 of LMFA’s S19J Pro Antminer Machines (S19J) (100 TH/s) (“Bitmain Miner Machines”).  The Bitmain S19J Pro Antminer Machine is a high efficiency, high hash rate machine for Secure Hashing Algorithm (SHA) 256 mining that generates an average hash rate of 100 TH/s and has an average power consumption 3,000 kWh.  LMFA anticipates that once all 4,200 machines are operational at the new facility, LMFA will have a total capacity of approximately 420 petahash capable of generating approximately 53 Bitcoin per month based on difficulty rates.[1] LMFA expects all of its 5,000 newly purchased miners, including 800 miners not being hosted by the new vendor, will be operational by the fourth quarter of 2022, potentially generating a total of 504 petahash.

Bruce M. Rodgers, Chairman and CEO of LM Funding, commented, “We understand that our machine suppliers' supply chain issues have been largely resolved, based on the information available to us, and we currently anticipate our mining operations will commence in the third quarter. As a result, we anticipate having approximately 5,000 mining machines operational in the fourth quarter of 2022, currently expected to be capable of generating approximately 764 Bitcoins per year.  We also plan to take advantage of the current disruptions in the market by seeking to purchasing miners at attractive valuations, while hosting the machines where we can find the most economical power and quality service”

The new agreement is for 60 months and includes full hosting and management services.

[1] Future changes in the network-wide mining difficulty rate or Bitcoin hash rate may also materially affect the future performance of LMFA’s production of bitcoin. Additionally, all discussions of financial metrics assume mining difficulty rates as of June 17, 2022. The total network’s hash rate data is calculated from a third-party source, which is available here: https://www.blockchain.com/charts/hash-rate. Data from third-party sources has not been independently verified. See "Forward-Looking Statements" below.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois, by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. LMFA is also entering the cryptocurrency mining business through a new subsidiary, US Digital Mining and Hosting Co., LLC.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, the risks of entering into and operating in the cryptocurrency mining business, our related ability to purchase power at reasonable prices, the capacity of our bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance our planned cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the need for capital, our ability to hire and retain new employees, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry.  The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:Crescendo Communications, LLCTel: (212) 671-1021Email: LMFA@crescendo-ir.com